Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Third Quarter 2006 Results

Trevose, PA – November 8, 2006 – Broder Bros., Co. (the “Company”) today announced results for its third quarter ended September 30, 2006.

Third Quarter 2006 Results Compared to Prior Year

Third quarter 2006 net sales were $249.2 million compared to $255.6 million for the third quarter 2005. Income from operations for the third quarter 2006 was $8.5 million compared to $7.8 million for the third quarter 2005. Third quarter 2006 net loss was $(3.2) million compared to net loss of $(1.7) million for the third quarter 2005. Third quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) was $13.9 million compared to EBITDA of $12.6 million for the third quarter 2005. A reconciliation of EBITDA to net loss is set forth at the end of this press release.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $17.2 million for the third quarter 2006 and $14.0 million for the third quarter 2005.

Unit volume decreases during the third quarter 2006 compared to the third quarter 2005 were offset by increased average selling prices and increased gross profit per unit in the Company’s commodity trade brand products. Unit volumes and gross profit per unit declined during the third quarter 2006 compared to the third quarter 2005 in the Company’s private label and exclusive brand products. Lower private label and exclusive inventory levels led to volume declines, while air freight premiums to improve inventory service levels contributed to lower profitability per unit sold. The stronger performance in commodity trade brand products more than offset the weaker performance in private label and exclusive products as gross profit increased to $46.2 million for the third quarter 2006 compared to $44.2 million for the third quarter 2005.

The Company’s Broder division generated third quarter 2006 net sales of $98.9 million compared to $100.4 million in the third quarter 2005. The Alpha division generated third quarter 2006 net sales of $117.6 million compared to net sales of $121.7 million in the third quarter 2005. The NES division generated net sales of $32.7 million in the third quarter 2006 compared to net sales of $33.5 million in the third quarter 2005.

On September 28, 2006 the Company acquired substantially all the assets of Amtex Imports Inc. (“Amtex”), an imprintable activewear distributor based in Northlake, Illinois. The acquisition of Amtex will facilitate the Company’s entry into the Chicago market. Amtex is a single location distributor with approximately $40 million in annual revenues, approximately 40 employees, has product mix similar to the Company’s and has strong penetration in the Chicago market. The purchase price was approximately $6.8 million and the Company acquired approximately $4.5 million in net working capital. The acquisition was financed with borrowings under the Company’s asset-based credit facility and was substantially supported by the incremental borrowing capacity provided by the assets of Amtex. The Amtex operating results coupled with anticipated synergies are expected to have a slight de-levering effect on the Company. The Company’s operating results reflected herein include the results of Amtex for only two business days.

Year-to-Date Results Compared to Prior Year

For the nine months ended September 2006, net sales were $718.3 million compared to $715.4 million for the nine months ended September 2005. Income from operations for the nine months ended September 2006 was $17.3 million compared to $18.9 million for the nine months ended September 2005. Net loss for the nine months ended September 2006 was $(8.7) million compared to net loss of $(5.2) million for the nine months ended September 2005. EBITDA for the nine months ended September 2006 was $32.0 million compared to EBITDA of $33.7 million for the nine months ended September 2005.

Excluding the highlighted charges denoted herein, EBITDA for the nine months ended September 2006 was $41.9 million compared to EBITDA of $37.0 million for the nine months ended September 2005.

Business Outlook

The Company continues to execute its strategy to create multi-branded distribution centers to both improve inventory availability to customers and reduce overall inventory levels. Improved inventory availability is expected to generate increased revenue and profitability, as well as operational savings realized through higher volume relative to fixed costs. As disclosed in the second quarter 2006 press release, the Company leased a 330,000 square foot facility in Fresno, CA and has consolidated its Alpha division La Mirada, CA and its Broder division Fresno, CA distribution facilities into the new multi-branded Broder-Alpha facility. The Fresno location began to operate in a multi-branded capacity in October 2006. To facilitate protection and growth of its market position in Southern California, the Company will operate a scaled-down 30,000 square foot facility in Santa Fe Springs, CA which will offer an assortment of products customized to the local needs and preferences of the market and will serve as a customer pick-up operation for the Southern California market. The Santa Fe Springs location is expected to commence operations during the fourth quarter 2006.

The Company will consolidate its Broder division Louisville, KY facility into its new 425,000 square foot facility in Chicago, IL during the fourth quarter 2006. In addition to the Louisville, KY consolidation into Chicago, the Company expects to consolidate four additional Midwest distribution centers into its multi-branded Chicago facility. Similar to its strategy in Southern California, the Company intends to operate scaled-down customer pick-up operations in certain Midwest locations where distribution centers are to be rationalized. The Company’s Midwest multi-brand consolidation strategy is expected to be substantially complete by the end of the third quarter 2007.

Immediate cash requirements to execute the multi-branded distribution center consolidation strategy are expected to be financed through capital lease transactions and borrowings on the existing revolving credit facility. Anticipated inventory reductions resulting from the consolidation strategy and the resulting debt reductions are expected to substantially offset the above cash outflows for the strategy.

During the third quarter 2006, the Company completed its previously announced strategy to consolidate its call center operations from seven locations down to three locations. The action is expected to yield annualized operational cost savings of approximately $1.6 million while improving customer service levels.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility decreased from $90.0 million at December 31, 2005 to $82.3 million at September 30, 2006. During the nine months ended September 30, 2006, inventory levels increased sequentially by $28.8 million, the impact of seasonal requirements, the inventory of Amtex, and new product to support the Company’s October 1, 2006 launch of its 2007 catalog. September 30, 2006 days of inventory on hand were flat compared to December 31, 2005 and improved compared to September 2005.

The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. As of September 30, 2006, borrowing base availability was $117.9 million.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	September 30, 2006	December 31, 2005	September 24, 2005
Accounts Receivable	$104.2	$83.6	$103.1
Inventory (1)	245.4	216.6	230.4
Accounts Payable (1)	151.7	100.2	120.7
Revolving Credit Debt	82.3	90.0	105.4

	115.6	110.0	107.4

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$64.3	$73.3	$71.4

(1)	September 2006 and December 2005 inventory and accounts payable include accruals for inventory in-transit between suppliers and Company distribution centers of $25.0 million and $31.6 million, respectively. In-transit inventory in periods prior to December 2005 were not included in inventory or accounts payable as the offsetting impact was not considered material to the Company’s balance sheet.

Highlighted Charges

Results for the three and nine months ended September 30, 2006 and September 24, 2005 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Lease termination, severance and related charges	$(0.1)	$0.6	$1.6	$1.6
Asset write-down charges	—	0.3	0.1	0.4

Total restructuring charges	(0.1)	0.9	1.7	2.0
Facilities consolidation-related charges	1.0	—	1.8	—
Stock-based compensation	0.1	0.1	0.2	0.2
Management fee	1.3	0.4	2.5	1.1
Other highlighted charges	1.0	—	3.7	—

Total highlighted charges	$3.3	$1.4	$9.9	$3.3

Restructuring charges recorded during 2006 consisted of (i) call center closure costs, severance and related benefits, (ii) severance resulting from a corporate reduction in force; and (iii) facility closure costs. Facilities consolidation-related charges consisted of (i) incremental travel and training costs directly attributable to the opening of dual-branded facilities (ii) incremental travel, labor and duplicative telecommunications costs directly attributable to the call center consolidation initiative and (iii) transitional rent related to the opening of dual-branded facilities. Other highlighted charges consisted primarily of (i) consulting fees related to the Company’s ongoing inventory and supply chain initiatives (ii) incremental amortization of the Company’s 2006 catalogs due to the accelerated October 2006 mailing of the 2007 catalogs, and (iii) legal costs incurred in the successful defense of a unionization effort at one of the Company’s distribution centers.

Restructuring charges recorded during 2005 consisted of (i) severance and related benefits resulting from the NES integration; (ii) facility closure costs and (iii) an asset write-down related to the facility closures.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Wednesday, November 8, 2006 to discuss its third quarter 2006 results. The domestic dial-in number for the call is (800) 238-9007. For those unable to participate in the conference call, a replay will be available beginning November 8, 2006 at 1:00 p.m. Eastern Time until November 15, 2006 at 11:59 p.m. Eastern Time. To access the replay, dial (800) 203-1112. The replay passcode is 6018402.

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About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 16 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers.

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Russell, Fruit of the Loom, Hanes, Anvil and Gildan, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com, www.nesclothing.com, and www.amtex.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 24, 2005

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Net sales	$249.2	$255.6	$718.3	$715.4
Cost of sales	203.0	211.4	587.1	586.3

Gross profit	46.2	44.2	131.2	129.1

Warehousing, selling and administrative expenses	31.0	30.2	94.8	92.1
Restructuring and asset impairment charges	(0.1)	0.9	1.7	2.0
Management fee	1.3	0.4	2.5	1.1
Stock-based compensation	0.1	0.1	0.2	0.2
Depreciation and amortization	5.4	4.8	14.7	14.8

Operating expenses	37.7	36.4	113.9	110.2

Income from operations	8.5	7.8	17.3	18.9

Interest expense, net of change in fair value of interest rate swaps	12.6	9.4	31.0	26.6

Other expenses	12.6	9.4	31.0	26.6

Loss before income taxes	(4.1)	(1.6)	(13.7)	(7.7)

Income tax provision (benefit)	(0.9)	0.1	(5.0)	(2.5)

Net Loss	$(3.2)	$(1.7)	$(8.7)	$(5.2)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	12.6	9.4	31.0	26.6
Income tax provision (benefit)	(0.9)	0.1	(5.0)	(2.5)
Depreciation and amortization	5.4	4.8	14.7	14.8

EBITDA	$13.9	$12.6	$32.0	$33.7

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.